Exhibit 4.5

EXECUTION VERSION

CONFIDENTIAL

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE, dated as of December 24, 2020 (the “Second Supplemental Indenture”), among ZIM Integrated Shipping Services Ltd. (the “Issuer”), incorporated as a limited company organized under the laws of Israel, ZIM Integrated Shipping Services Ltd. (the “Paying Agent and Registrar”), incorporated as a limited company organized under the laws of Israel, and Hermetic Trust (1975) Ltd., as indenture trustee (the “Trustee”), to the existing indenture, dated as of July 16, 2014, among the Issuer, the Paying Agent and Registrar and the Trustee, as amended by the First Supplemental Indenture, dated as of November 30, 2016 (the “Existing Indenture”, the Existing Indenture as amended by this Second Supplemental Indenture, the “Indenture”).

WITNESSETH:

WHEREAS, pursuant to Article 9 of the Existing Indenture, Section 10 of the Series 1 Notes and Section 11 of the Series 2 Notes, the Existing Indenture may be amended with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes; and

WHEREAS, the Issuer has obtained consent to amend the Existing Indenture to make the amendments to the Existing Indenture set forth herein from the Holders of at least a majority in aggregate principal amount of the outstanding Notes; and

WHEREAS, accordingly, this Second Supplemental Indenture and the amendments set forth herein are authorized pursuant to Article 9 of the Existing Indenture, Section 10 of the Series 1 Notes and Section 11 of the Series 2 Notes; and

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

SECTION 1.01. Definitions.

For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided herein, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Existing Indenture.

SECTION 1.02. Interpretation.

For all purposes of this Second Supplemental Indenture, in certain provisions stricken text is indicated textually in the same manner as the following example: ~~stricken text~~ and added text is indicated textually in the same manner as the following example: underlined text.

ARTICLE 2

AMENDMENTS

SECTION 2.01. General Amendments.

All references to “Indebtedness,” a term not defined in the Existing Indenture, are hereby replaced with references to the defined term “Debt.”

SECTION 2.02. Amendments to Section 1.01 (Definitions) of the Existing Indenture.

(a)           Each of the following definitions is hereby added to Section 1.01:

“IPO Date” means the closing date of the first Public Equity Offering of the Issuer or any direct or indirect parent holding company of the Issuer following the Issue Date.

“IPO Quarter Date” means the first calendar day of the fiscal quarter in which the IPO Date occurs.

“Public Equity Offering” means, with respect to the Issuer or any direct or indirect parent holding company of the Issuer, any offering of shares of common stock or other common equity interests that are listed on a Recognized Stock Exchange (which shall include an offering pursuant to Rule 144A or Regulation S under the U.S. Securities Act to professional market investors or similar persons).

“Recognized Stock Exchange” means the Stock Exchange of Hong Kong, the main market of the London Stock Exchange, NASDAQ, or the New York Stock Exchange.

“Second Amendment Date” means December 24, 2020.

(b)          Paragraph (3) of the proviso to the definition of “Consolidated Adjusted Net Income” is hereby amended and restated in its entirety to read as follows:

(3)   any net gain (or loss) in relation to the portion of un-completed voyages of cargos that had not reached their destination at the end of the period will be excluded;

(c)          Clause (1) of the definition of “Consolidated Leverage Ratio” is hereby amended and restated as follows:

(1)  if the Issuer or any Restricted Subsidiary has incurred, entered into or terminated any Charter Lease since the beginning of such period that remains outstanding, Consolidated EBITDA for such period shall be calculated after giving effect on a pro forma basis to the incurrence, entry into or termination of (as the case may be) such Charter Lease as if such Charter Lease had been incurred, entered into or terminated (as the case may be) on the first day of such period;

(d)          The references to clause (1) and clause (2) in clause (4) of definition of “Consolidated Leverage Ratio” are hereby be replaced by references to clause (2) and clause (3).

(e)          Clause (iii) of the proviso to the definition of “Debt” is hereby amended and restated in its entirety to read as follows:

(iii)  for the purpose of each reference to the term “Debt” or “Acquired Debt” appearing in Section 4.08, anything accounted for as an operating lease in accordance with IFRS as at the Issue Date, provided that this exception shall not apply to the calculation of “Consolidated Leverage Ratio” notwithstanding that the term “Debt” forms one of the components of such definition;

(f)           The definition of “IFRS” is hereby amended and restated in its entirety to read as follows:

“IFRS” means International Financial Reporting Standards ~~and~~  in effect on the ~~date hereof~~ Second Amendment Date, or, with respect to Section 4.03, as in effect from time to time.

SECTION 2.02. Amendments to Section 4.03 (Provision of Information) of the Existing Indenture.

(a)          Section 4.03(a) is hereby amended by adding “(but subject to Section 4.03(e))” immediately following “So long as any Notes are outstanding.”

(b)          Paragraphs (1) and (2) of Section 4.03(a) are hereby amended and restated in their entirety to read as follows:

(1)           within 90 days after the end of the Issuer’s fiscal year beginning with the fiscal year ended December 31, 2014, (i) the audited consolidated balance sheets of the Issuer as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Issuer for the two most recent fiscal years, including complete footnotes (including a related party transactions footnote) to such financial statements and the report of the independent auditors on the financial statements, (ii) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and significant accounting policies, and key operating metrics, ~~and~~ (iii) (prior to the IPO Date only) a statement of the determination of the amounts of Excess Cash, Cash, Notional Equity Portion, Reserve Account Eligible Funds and funds on deposit in the Reserve Account as of the fiscal year end (including reasonable detail as to any changes since the preceding fiscal quarter end); and (iv) (on or after the IPO Date) a statement of the determination of the amounts of Excess Cash and Cash and funds on deposit in the Reserve Account as of the fiscal year end (including reasonable detail as to any changes since the preceding fiscal quarter end);

(2)           within 60 days following the end of the first three fiscal quarters in each fiscal year of the Issuer beginning with the quarter ending September 30, 2014, (i) all quarterly financial statements of the Issuer containing an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year periods (which may be presented on a pro forma basis), together with condensed footnote disclosure, (ii) an operating and financial review of the quarterly financial statements, including a discussion of the results of operations, financial condition and liquidity and capital resources, and key operating metrics; and (iii) (prior to the IPO Date only) a statement of the determination of the amounts of the Excess Cash, Cash, Notional Equity Portion, Reserve Account Eligible Funds and funds on deposit in the Reserve Account as of the fiscal quarter end (including reasonable detail as to any changes since the preceding fiscal quarter end); and (iv) (on or after the IPO Date) a statement of the determination of the amounts of the Excess Cash and Cash and funds on deposit in the Reserve Account as of the fiscal quarter end (including reasonable detail as to any changes since the preceding fiscal quarter end); and

(c)          Section 4.03(d) is hereby amended by adding “Subject to paragraph(e) below” at the beginning of that paragraph.

(d)          Clause (e) of Section 4.03 is hereby renamed clause (f).

(e)          The following paragraphs are hereby added as clauses (e) and (g) to Section 4.03:

(e)           The Issuer will furnish to the Trustee such other information that it is required to make publicly available under the requirements of any Recognized Stock Exchange on which its ordinary shares have been admitted for trading. Notwithstanding paragraphs (a) through (d) above, after the IPO Date the Issuer will be deemed to have complied with the provisions contained in paragraphs (a) through (d) above so long as it is in compliance with the public reporting requirements of the Recognized Stock Exchange on which its ordinary shares have been listed.

(g)          Notwithstanding the foregoing clauses (a), (c) and (f), the Issuer will be deemed to have provided such information to the Trustee, the holders of the Notes and prospective purchasers of the Notes if such information referenced above in clauses (a) and (f) above or alternatively, in the preceding clause (e), has been posted on the Issuer’s website.

SECTION 2.03. Amendments to Section 4.08 (Limitation on Debt) of the Existing Indenture.

(a)          Section 4.08(a) is hereby amended and restated in its entirety to read as follows:

(a)          The Issuer will not, and will not permit any Restricted Subsidiary to, create, issue, incur, assume, guarantee or in any manner become directly or indirectly liable with respect to or otherwise become responsible for, contingently or otherwise, the payment of (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Debt (including any Acquired Debt); provided that the Issuer and any Restricted Subsidiary will be permitted to incur Debt (including Acquired Debt) if (I) (prior to the IPO Date), both (A) the Issuer has repaid, repurchased (and cancelled) or redeemed $100 million or more of Notes following the Issue Date and (B) after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, (i) the Consolidated Fixed Charge Coverage Ratio of the Issuer and its Subsidiaries for the four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Debt, taken as one period, would be greater than 1.15 to 1.0, and (ii) the Consolidated Leverage Ratio of the Issuer and its Subsidiaries is not greater than (x) 4.25 to 1.0 (if the date of incurrence is prior to or on December 31, 2017), (y) 4.00 to 1.0 (if the date of incurrence is after December 31, 2017 but prior to or on December 31, 2018), or (z) 3.75 to 1.00 (if the date of incurrence is after December 31, 2018), in each case at the time of incurrence of such Debt; and (II) (on or after the IPO Date), after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis the Consolidated Fixed Charge Coverage Ratio of the Issuer and its Subsidiaries for the four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Debt, taken as one period, would be greater than 1.15 to 1.0.

(b)          Section 4.08(b)(9)(B) is hereby amended and restated in its entirety to read as follows:

(B)  in respect of Capitalized Lease Obligations in respect of Vessels, (i) in the case of a completed Vessel, (x) (prior to the IPO Date only) 85%of its Fair Market Value, and (ii) in the case of an uncompleted Vessel, 100% of the contract price for the acquisition of such Vessel, as determined on the date on which the agreement for construction of such Vessel was entered into by the Issuer or any Restricted Subsidiary, plus any other Ready for Sea Cost of such Vessel incurred in connection with its acquisition and/or being placed into the service, which Ready for Sea Costs shall not exceed 5% of the Fair Market Value of such Vessel following the spending of such Ready for Sea Costs, and (y) (after the IPO Date), 100% of the contract price for the acquisition of such Vessel, as determined on the date on which the agreement for construction of such Vessel was entered into by the Issuer or any Restricted Subsidiary;

(c)          The two provisos following Section 4.08(b)(9)(C) are hereby amended by adding “(prior to the IPO Date only)” immediately following both of “provided that” and “provided further that.”

(d)          Clause (y) of Section 4.08(b)(16) is hereby amended and restated in its entirety to read as follows:

(y) (i) (prior to the IPO Date only) the Consolidated Leverage Ratio would not be more than it was immediately prior to giving effect to such acquisition or other transaction, and (ii) the Consolidated Fixed Charge Coverage Ratio would not be less than~~, and the Consolidated Leverage Ratio would not be more than,~~ it was immediately prior to giving effect to such acquisition or other transaction;

SECTION 2.04. Amendments to Section 4.09 (Limitation on Restricted Payments) of the Existing Indenture.

(a)          The following is inserted as Section 4.09(b) and the existing clauses (b) and (c) are renumbered (c) and (d), respectively:

(b)           Notwithstanding Section 4.09(a), after the IPO Date the Issuer or any Restricted Subsidiary may make a Restricted Payment under paragraphs (1) or (2) of the definition of “Restricted Payment” if, at the time of and after giving pro forma effect to such proposed Restricted Payment:

(1)          no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)          the aggregate amount of all such Restricted Payments declared or made after the IPO Date, and after giving effect to any reductions required by clause (e) below, does not exceed the sum of (without duplication):

(A)       50% of aggregate Consolidated Adjusted Net Income on a cumulative basis during the period beginning on the IPO Quarter Date and ending on the last day of the Issuer’s most recently ended financial period for which financial statements are available at the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a negative number, minus 100% of such negative amount);

(B)       the aggregate net cash proceeds and the Fair Market Value of property or assets or marketable securities received by the Issuer after the IPO Date as capital contributions or from the issuance or sale (other than to any Subsidiary) of shares of the Issuer’s Qualified Capital Stock (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of the Issuer’s Qualified Capital Stock (except, in each case to the extent such proceeds are used to make a Restricted Payment as set forth in paragraphs (1) or (2) of clause (c) below) (excluding the net cash proceeds and the Fair Market Value of property or assets or marketable securities from the issuance of the Issuer’s Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Issuer or any Subsidiary until and to the extent such borrowing is repaid); plus

(C)       (x) the amount by which the Issuer’s Debt or Debt of any Restricted Subsidiary is reduced on the Issuer’s consolidated balance sheet after the IPO Date upon the conversion or exchange (other than by the Issuer or its Restricted Subsidiary) of such Debt into the Issuer’s Qualified Capital Stock, and (y) the aggregate net cash proceeds and the Fair Market Value of property or assets or marketable securities received after the IPO Date by the Issuer from the issuance or sale (other than to any Restricted Subsidiary) of Redeemable Capital Stock that has been converted into or exchanged for the Issuer’s Qualified Capital Stock, to the extent such Redeemable Capital Stock was originally sold for cash or Cash Equivalents, together with, in the case of both clauses (x) and (y), the aggregate net cash proceeds and the Fair Market Value of property or assets or marketable securities received by the Issuer at the time of such conversion or exchange (excluding the net cash proceeds from the issuance of the Issuer’s Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Issuer or any Restricted Subsidiary until and to the extent such borrowing is repaid) ; plus

(D)       (x) in the case of any Investment that is sold, disposed of or otherwise cancelled, liquidated or repaid, constituting a Restricted Payment made after the IPO Date, an amount equal to 100% of the aggregate amount received in cash and the Fair Market Value of the property and marketable securities received by the Issuer or any Restricted Subsidiary, and (y)  in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the redesignation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment) or if such Unrestricted Subsidiary is merged or consolidated with or into, or has transferred or conveyed all or substantially all of its assets to, the Issuer or a Restricted Subsidiary, 100% of the Fair Market Value of the Issuer’s interest in such Subsidiary as of the date of such redesignation or at the time of such merger, consolidation or transfer of asset and (z) in the case of an Investment that was a guarantee and that constituted a Restricted Payment made after the Issue Date and is subsequently released, an amount equal to the amount of such guarantee; plus

(E)        to the extent that any Investment constituting a Restricted Payment that was made after the IPO Date is made in an entity that subsequently becomes a Restricted Subsidiary, the Fair Market Value of such Investment of the Issuer and its Restricted Subsidiaries as of the date such entity becomes a Restricted Subsidiary; plus

(F)       100% of any dividends or distributions received by the Issuer or a Restricted Subsidiary after the IPO Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in the Consolidated Adjusted Net Income of the Issuer for such period.

(b)          The following are inserted in Section 4.09(c) as new paragraphs:

(9)           after the IPO Date, the declaration or payment of dividends or distributions, or the making of any cash payments, advances, loans or expense reimbursements on the Issuer’s Capital Stock; provided that the aggregate amount of all such payments under this clause (9) shall not exceed in any fiscal year 5% of the net cash proceeds from any Public Equity Offering or subsequent public offering received by the Issuer, or contributed to the capital of the Issuer in any form other than Debt by any direct or indirect parent company of the Issuer; and

(10)         after the IPO Date, the payment of any dividend or the consummation of any redemption within 90 days after the date of its declaration or giving of notice of redemption, as applicable, if at such date of its declaration or giving of notice of redemption, as applicable, such payment would have been permitted by the provisions of this Section 4.09.

(c)          The following are inserted as Sections 4.09(e) and (f):

(e)           The action described in paragraph (9) of clause (c) above is a Restricted Payment that will be permitted to be made in accordance with clause (c) but that will reduce the amount that would be otherwise be available for Restricted Payments made in accordance with clause (b).

(f)            In the event an item meets the criteria of more than one category of Permitted Investment and/or Restricted Payment, as applicable, the Issuer, in its sole discretion, may classify any Permitted Investment or other Restricted Payment as being made in part under one of the clauses or sub-clauses of this covenant (or, in the case of any Permitted Investment, the clauses or sub-clauses of Permitted Investments) and in part under one or more other such clauses or sub-clauses.

SECTION 2.05. Amendments to Section 4.21 (Restrictions on Purchases, Repayments or Refinancings of Notes)

Clause (c) of Section 4.21 and all references and definitions related thereto shall hereby be deleted in their entirety, and this Section shall be of no further force and effect, and shall no longer apply to the Notes, and the word “[RESERVED]” shall be inserted in place of the deleted text.

ARTICLE 3

MISCELLANEOUS PROVISIONS

SECTION 3.01. Ratification and Incorporation of Existing Indenture.

As amended hereby, the Existing Indenture is in all respects ratified and confirmed, and the Existing Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument. Upon and after the execution of this Second Supplemental Indenture, each reference in the Existing Indenture to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Existing Indenture as modified hereby.

SECTION 3.02. Conflicts.

To the extent of any inconsistency between the terms of the Existing Indenture or the Global Notes and this Second Supplemental Indenture, the terms of this Second Supplemental Indenture will control.

SECTION 3.03. Executed in Counterparts.

This Second Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Second Supplemental Indenture by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

SECTION 3.04. Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 3.05. Waiver of Jury Trial.

EACH OF THE ISSUER, PAYING AGENT AND REGISTRAR, THE HOLDERS AND TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE EXISTING INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 3.06. Effectiveness.

This Second Supplemental Indenture shall come into full force and effect on the date the Issuer, the Paying Agent and Registrar and the Trustee have executed and delivered this First Supplemental Indenture (the “Effective Date”).

SECTION 3.07. Concerning the Trustee.

The Trustee shall not be responsible in any manner whatsoever for, or in respect of, the validity or sufficiency of this Second Supplemental Indenture, nor shall the Trustee be responsible in any manner whatsoever for, or in respect of, the recitals contained herein, all of which are made solely by the Issuer. The terms set out in Section 7.01(b) to (and including) Section 7.05 of Article 7 (Trustee) of the Existing Indenture shall apply in respect of this Second Supplemental Indenture mutatis mutandis (as if all references therein to the Indenture shall include this Second Supplemental Indenture).

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

ZIM INTEGRATED SHIPPING SERVICES LTD., as Issuer

By:	/s/ Xavier Destriau
	Name:	Xavier Destriau
	Title:	Chief Financial Officer

By:	/s/ Noam Nativ, Adv.
	Name:	Noam Nativ, Adv.
	Title:	EVP, General Counsel & Company Secretary ZIM Integrated Shipping Services Ltd.

[Signature Page to Second Supplemental Indenture]

ZIM INTEGRATED SHIPPING SERVICES LTD., as Paying Agent and Registrar

By:	/s/ Xavier Destriau
	Name:	Xavier Destriau
	Title:	Chief Financial Officer

By:	/s/ Noam Nativ, Adv.
	Name:	Noam Nativ, Adv.
	Title:	EVP, General Counsel & Company Secretary ZIM Integrated Shipping Services Ltd.

[Signature Page to Second Supplemental Indenture]

HERMETIC TRUST (1975) LTD., as Trustee

By:	/s/ Dan Avnon
	Name:	Dan Avnon
	Title:	Joint-CEO

[Signature Page to Second Supplemental Indenture]